Exhibit 99.2

Raptor Pharmaceuticals Corp. and TorreyPines Complete Merger

Creates Biopharmaceutical Company Named

Raptor Pharmaceutical Corp.

to Trade Under NASDAQ Ticker “RPTP”

Novato, California, September 30, 2009 – Raptor Pharmaceuticals Corp. (“Raptor”) (OTC Bulletin Board: RPTP) and TorreyPines Therapeutics, Inc. (“TorreyPines”) (NASDAQ: TPTX) announced today the completion of their merger. The combined company is named “Raptor Pharmaceutical Corp.” and will commence trading on September 30, 2009 on the NASDAQ Capital Market under the ticker symbol “RPTP.” Pursuant to NASDAQ’s regulations, for the first 20 trading days the ticker symbol will be “RPTPd”.

The combined company will be headquartered in Novato, California and managed by Raptor’s existing management team including Christopher M. Starr, Ph.D., as Chief Executive Officer and director, Todd C. Zankel, Ph.D., as Chief Scientific Officer, Kim R. Tsuchimoto, C.P.A., as Chief Financial Officer, Ted Daley, as President of the clinical division and Patrice P. Rioux., M.D., Ph.D., as Chief Medical Officer of the clinical division.

Christopher M. Starr, Ph.D., Chief Executive Officer of the combined company, commented, “The closing of this merger creates a NASDAQ-listed biopharmaceutical company with what we believe is a robust pipeline aimed at improving the lives of patients with unmet medical needs. The Raptor management team has worked diligently to rapidly advance our development programs and meet our specified milestones. In under four years, we have completed the transition from a preclinical, bulletin board-quoted drug discovery company into a NASDAQ-listed biopharmaceutical company with mid- and late-stage product candidates. We are very excited for our common stock to begin trading on NASDAQ and believe that listing on a premier national stock market has the potential to improve liquidity in our common stock and improve our access to the capital markets. In the coming months, we hope to announce several important milestones. By the end of 2009, we expect to announce clinical trial data on our lead product candidate, DR Cysteamine, from a Phase 2a clinical trial in non-alcoholic steatohepatitis (“NASH”) and a Phase 2b clinical trial in nephropathic cystinosis (“cystinosis”).”

In connection with the exchange of shares in the merger, Raptor and TorreyPines stockholders will own 95% and 5% of the outstanding shares of the combined company, respectively. Raptor stockholders will receive 17,881,300 shares of the combined company’s common stock in exchange for the 76,703,147 shares of Raptor common stock outstanding immediately prior to the closing of the merger. TorreyPines stockholders will receive 941,121 shares of the combined company’s common stock in exchange for the 15,999,058 shares of TorreyPines common stock outstanding immediately prior to the closing of the merger. For example:

	1,000 Shares of Raptor	1,000 Shares of TorreyPines
Number of Combined Company Shares Issued as a Result of Merger	233	58

In connection with the merger and subject to the same conversion factor as the Raptor common stock, the combined company will assume all of Raptor’s stock options and warrants outstanding at the time of the merger. The combined company will also retain the TorreyPines stock options and warrants outstanding at the merger, subject to the same conversion factor as the TorreyPines common stock.

About Raptor Pharmaceutical Corp.

Raptor Pharmaceutical Corp. (“the Company”) is dedicated to speeding the delivery of new treatment options to patients by working to improve existing therapeutics through the application of highly specialized drug targeting platforms and formulation expertise. The Company focuses on underserved patient populations where it can have the greatest potential impact and currently has product candidates in clinical development designed to treat nephropathic cystinosis, non-alcoholic steatohepatitis (“NASH”), Huntington’s Disease (“HD”), aldehyde dehydrogenase (“ALDH2”) deficiency and a non-opioid solution designed for chronic pain.

The Company’s preclinical programs are based upon bioengineered novel drug candidates and drug-targeting platforms derived from the human receptor-associated protein (“RAP”) and related proteins that are designed to target cancer, neurodegenerative disorders and infectious diseases.

For additional information, please visit www.raptorpharma.com.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operation or future financial performance, including, but not limited to the following statement: that a NASDAQ listing will create liquidity for the combined company’s common stock or better access to capital markets for the combined company; that the combined company will announce clinical or strategic milestones as anticipated; and that any of the Company’s drug product programs will be successful. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause Raptor’s actual results to be materially different from these forward-looking statements. Raptor cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in Raptor’s filings from time to time with the Securities and Exchange Commission (the “SEC”), which Raptor strongly urges you to read and consider, including the joint proxy statement/prospectus on Form S-4 filed by TorreyPines on August 19, 2009; Raptor’s Registration Statement on Form S-1, as amended, that was declared effective on August 7, 2008; Raptor’s annual report on Form 10-K filed with the SEC on October 30, 2008, as amended by that Form 10-K/A filed with the SEC on December 23, 2008; and Raptor’s Form 10-Q filed with the SEC on July 15, 2009, TorreyPines’ annual report on Form 10-K filed with the SEC on March 27, 2009; and TorreyPines’ quarterly report on Form 10-Q filed with the SEC on August 11, 2009, all of which are available free of charge on the SEC’s web site at http://www.sec.gov. Subsequent written and oral forward-looking statements attributable to Raptor or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in Raptor’s reports filed with the SEC. Raptor expressly disclaims any intent or obligation to update any forward-looking statements.

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For more information, please contact:	The Ruth Group
Kim Tsuchimoto, CFO	Sara Ephraim Pellegrino (investors) / Janine McCargo (media)
415-382-1390	(646) 536-7002 / (646) 536-7033
ktsuchimoto@raptorpharma.com	spellegrino@theruthgroup.com / jmccargo@theruthgroup.com